Exhibit 10.3
SECOND AMENDMENT TO THE
TREEHOUSE FOODS, INC. EXECUTIVE DEFERRED COMPENSATION PLAN
WHEREAS, TreeHouse Foods, Inc. (the "Company") maintains the TreeHouse Foods, Inc. Executive Deferred Compensation Plan (the "Plan") for the benefit of its eligible employees and the eligible employees of its affiliates;
WHEREAS, the Company has determined that amendment of the Plan is necessary and desirable in order to (i) change the eligibility criteria for participation and (ii) remove the restoration matching contributions under the Plan.
NOW, THEREFORE, pursuant to the power reserved to the Compensation Committee of the Board of Directors of the Company (the "Committee") by Article XI of the Plan, and by virtue of the authority delegated to the undersigned officer by the Committee, the Plan be and is hereby amended in the following particulars, effective January 1, 2021:
1.By amending and restating Section 2.1 as follows:
"2.1 Eligibility_. Participation in the Plan
shall be made available to a select group of individuals, as determined by the Board or the Committee, who are providing services to the Company or an Affiliate in key positions of management and responsibility; provided, however, that no person shall become a Participant in the Plan if he is not (a) a management or highly compensated employee within the meaning of section 201 (2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (b) a highly compensated employee within the meaning of Section 414(q)(l )(B) of the Code and (c) a high compensated employee that earned base salary on an annualized rate in excess of the compensation limitation under Section 40l(a)(l 7) of the Code during the Plan Year immediately preceding the applicable Plan Year. Participation in the Plan shall, also be made available to members of the Board and any outside directors of subsidiaries or the Company. The determination as to the eligibility of any individual to participate in the Plan shall be in the sole and absolute discretion of the Committee, whose decision in that regard shall be conclusive and binding for all purposes hereunder.

2.By renumbering Section 3.3 of the Plan as Section 3.2, and deleting Section 3.2, as added by the First Amendment to the Plan.
3.By replacing the first sentence of Section 6.2 of the Plan with the following:
"On a form prescribed by the Committee, a Participant, prior to the beginning of any Plan Year, can elect to receive that Plan Year's deferrals made pursuant to Section 3.1, and earnings thereon, at a date specified by the Participant."
4.By replacing the reference to "Section 3.3" in Section
6.3 of the Plan, as amended by the First Amendment to the Plan, to "Section 3.2".

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IN WITNESS WHEREOF, TreeHouse Foods, Inc., the Company, acting by and through its duly authorized officer, has caused this Amendment to the Plan to be executed this 10th day of December, 2020.

TreeHouse Foods, Inc.

/s/ Thomas E. O’Neill
Thomas E. O’Neill
Executive Vice President, General Counsel, and Chief Administrative Officer